EXHIBIT 11.1
                                                                    ------------
                                   REXEL, INC.

                          COMPUTATION OF NET INCOME PER
                       COMMON AND COMMON EQUIVALENT SHARE
                                 (in thousands)


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

                                                                           THREE MONTHS
                                                      NINE MONTHS ENDED        ENDED
                                                        SEPTEMBER 30,      SEPTEMBER 30,
                                                      -----------------  ---------------
                                                       1997      1996     1997      1996
                                                      -----      -----   ------     ----

Income applicable to primary common and
common equivalent shares                              $24,937  $20,699   $ 9,002  $ 7,522
                                                      =======  =======   =======  =======

Weighted average number of common shares and
   common share equivalents outstanding during
   the year
   Common (net of treasury stock)                      25,946   25,657    26,046   25,666
   Options                                                248      329       234      292
                                                      -------  -------   -------  -------
                                                       26,194   25,986    26,280   25,958
                                                      =======  =======   =======  =======

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